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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE                                           Maxcor Financial
---------------------
Contact:
Maxcor Financial Group Inc.
Two World Trade Center, 84th Floor
New York, NY 10048
(212) 748-7000, Roger Schwed (Investor Relations)

                            MAXCOR FINANCIAL GROUP
                    CLOSES REPURCHASE OF 26% STAKE HELD BY
                        WELSH, CARSON, ANDERSON & STOWE

                   2,986,345 shares of Maxcor's Common Stock
               repurchased from Welsh Carson at $1.75 per share

          NEW YORK, June 17, 1999 - Maxcor Financial Group Inc. (Nasdaq: MAXF) announced today that it has consummated the repurchase of the 2,986,345 shares of Maxcor's common stock held by the venture capital group, Welsh, Carson, Anderson & Stowe. The 2,986,345 shares represent approximately 26.4% of the 11,323,782 shares of common stock that were outstanding immediately prior to the repurchase. As a result of the repurchase, the number of Maxcor's outstanding shares of common stock has been reduced to 8,337,437 (and its number of treasury shares increased to 3,054,832).

          Maxcor paid a total of $5,226,103.75, or $1.75 per share, to repurchase the shares. The per share purchase price represents an approximately 36% discount to Maxcor's book value of $2.74 as of March 31, 1999. On a pro forma basis, assuming no other changes, the repurchase would have increased 1999 first quarter-end book value by approximately 13%, to $3.09 per share. From an earnings perspective, Maxcor's 1999 first quarter basic earnings of $0.14 per share would have increased on a pro forma basis (assuming a January 1, 1999 closing of the repurchase and adjusting for one fiscal quarter of estimated after-tax financing and transaction costs associated with the repurchase) by approximately 30%, to $0.18 per share.

         Financing for the repurchase was obtained, in part, from approximately $2.0 million in borrowings under a new asset-based revolving credit facility provided by GE Capital to the Company's Euro Brokers Inc. subsidiary. GE Capital has historically provided leasing and other secured financing to Euro Brokers. The new facility has a current borrowing base of approximately $3.5 million and provides for a maximum borrowing base of up to $5.0 million.

         Maxcor Financial Group Inc., through its various Euro Brokers entities, is a leading domestic and international inter-dealer brokerage firm specializing in emerging market products, cash deposits and other money market instruments, interest rate and currency derivatives, energy products (including natural gas, electricity, physical emissions and weather) and other fixed income securities (including repurchase agreements). Maxcor Financial Inc. is the Company's U.S. registered broker-dealer subsidiary which, in addition to the inter-dealer brokerage activities of its Euro Brokers division, engages in investment banking and related activities. Maxcor Financial Asset Management Inc. is the Company's SEC registered investment adviser

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subsidiary, conducting securities lending and other asset management businesses. The Company employs approximately 625 persons and maintains principal offices in New York, Stamford, London, Tokyo, Geneva, Toronto and Mexico City. The Company's common stock is traded on the Nasdaq National Market under the symbol "MAXF".


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